UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA FIRE & SECURITY GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	04-3253298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

B-2508 TYG Center, C2 Dongsanhuanbeilu,
Chaoyang District, Beijing 100027
People’s Republic of China
(Address of Principal Executive Office, including zip code)

2008 OMNIBUS LONG TERM INCENTIVE PLAN
Individual Grants Outside of a Plan
(Full Title of the Plan)

Brian Lin
Chief Executive Officer
South Banbidian Industrial Park,
Liqiao Township, Shunyi District
Beijing 101304, People’s Republic of China
(86-10) 8416 3816
(Telephone number, including area code, of agent for service)

Copies of all communications should be sent to:

Jiannan Zhang, Esq.
Cadwalader, Wickersham & Taft LLP
79 Jianguo Road, China Central Place Tower 2-2301, Beijing, P. R. China 100035
FAX: 86-10-6599-7300

Calculation of Registration Fee

			Proposed Maximum		Proposed Maximum
Title of Securities	Amount to be		Offering Price		Aggregate Offering	Amount of
to be Registered	Registered		Per Share(6)		Price	Registration Fee
Common Stock	1,000,000	(1)(5)	$13.15	(6)	$13,150,000	$733.77
Common Stock	1,000,000	(2)(5)	$13.15	(6)	$13,150,000	$733.77
Common Stock	750,000	(3)(5)	$1.25	(7)	$937,500	$52.31
Common Stock	20,000	(4)(5)	$6.70	(8)	$134,000	$7.48
Common Stock	9,500	(4)(5)	$4.51	(9)	$42,845	$2.39
Total	2,779,500				$27,414,345	$1,529.72

(1)
Shares of our common stock issuable pursuant to exercise of stock options granted to eligible employees, directors, officers and consultants of our company or any of our subsidiaries under the 2008 Omnibus Long Term Incentive Plan.

(2)	Shares of our common stock issuable pursuant to exercise of stock options available for grant but not yet granted under the 2008 Omnibus Long Term Incentive Plan

(3)	Shares of our common stock issuable upon exercise of options granted to officers, directors and other employees on July 1, 2006 outside of a plan at an exercise price of $1.25 per share

(4)	Shares of our common stock issuable upon exercise of inducement options granted to directors and officers in 2007 outside of a plan at the exercise price of $6.70 per share and $4.51 per share.

(5)	Plus additional shares of our common stock that may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events

(6)
The price is estimated in accordance with Rule 457(h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of our common stock as reported on the NASDAQ Capital Market on November 27, 2009.

(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the exercise price of $1.25 per share.

(8)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the exercise price of $6.70 per share.

(9)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the exercise price of $4.51 per share.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register an aggregate of 2,779,500 shares of our common stock which may be issued pursuant to our 2008 Omnibus Long Term Incentive Plan and individual grants to officers, directors and employees outside of a plan. The purpose of the 2008 Omnibus Long Term Incentive Plan is to secure for our company and our shareholders the benefits arising from capital stock ownership by employees, directors or officers of, and consultants or advisors to, our company and subsidiary corporations who have contributed to our company in the past and who are expected to contribute to our company's future growth and success.  We granted a total of 750,000 options to our officers, directors and employees on July 1, 2006 prior to our going public transaction.  Our board of directors adopted and authorized the exchange of the 750,000 options on a one-to-one basis.  We also granted a total of 29,500 options to directors and officers in 2007 as an inducement to their services, including 2,000 shares to Yushen Liu at an exercise price of $4.51 per share, 2,000 shares to Qihong Wu at an exercise price of $4.51 per share, 2,000 shares to Guoyou Zhang at an exercise price of $4.51 per share, 3,500 shares to Gene Michael Bennett at an exercise price of $4.51 per share and 20,000 shares to Xiaoyuan Yuan at an exercise price of $6.70 per share.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2008 Omnibus Long Term Incentive Plan, and who, in the case of an award of stock options, consent to and execute the required form of Stock Option Agreement. A copy of the 2008 Stock Option Plan is attached as Exhibit 4.1 to this Form S-8.  We will also send or provide the information specified in Part I of Form S-8 to individuals who have been granted stock options outside of a plan.

Item 2.	Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus). Requests should be directed to Robert Yuan, Principal Accounting Officer of China Fire & Security Group, Inc., B-2508 TYG Center, C2, Dongsanhuanbeilu, Chaoyang District, Beijing 100027, People’s Republic of China, telephone number: (86-10) 8441 7400.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

(a)	Our latest Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 28, 2009;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Form 10-K referred to in (a) above, including reports on Form 8-K; and

(c)
The description of our company's common stock contained in our registration statement on Form SB- 2 (SEC file number 333-139498), filed with the SEC on December 19, 2006, including all amendments and reports for the purpose of updating such description.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549-2521. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Pursuant to our articles of incorporation and the laws of the state of Florida, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Florida.

Regarding indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index immediately following the signature page.

Item 9.	Undertakings.

(a)	We hereby undertake:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S- 8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 1, 2009.

CHINA FIRE & SECURITY GROUP, INC.

/s/ Brian Lin
Brian Lin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gangjin Li	Chairman of the Board	December 1, 2009
Gangjin Li

/s/ Brian Lin	Director and Chief Executive Officer	December 1, 2009
Brian Lin

/s/ Weishe Zhang	Director	December 1, 2009
Weishe Zhang

/s/ Albert McClelland	Director	December 1, 2009
Albert McClelland

EXHIBIT INDEX

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein:

Exhibit Number	Exhibit
4.1	2008 Omnibus Long Term Incentive Plan
4.2	Form Stock Option Agreement (used in the grant of options prior to our going public transaction)
5.1	Opinion of Icard, Merrill, Cullis, Timm, Furen & Ginsburg, P.A
23.1	Consent of Icard, Merrill, Cullis, Timm, Furen & Ginsburg, P.A (included in the opinion filed as Exhibit 5.1)